EX.99.CODE ETH

ANGEL OAK FUNDS TRUST

ANGEL OAK STRATEGIC CREDIT FUND

ANGEL OAK FINANCIAL STRATEGIES INCOME TERM TRUST

ANGEL OAK DYNAMIC FINANCIAL STRATEGIES INCOME TERM TRUST

SARBANES-OXLEY CODE OF ETHICS FOR

PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

I. Introduction/Covered Persons

Angel Oak Funds Trust, Angel Oak Strategic Credit Fund, Angel Oak Financial Strategies Income Term Trust, and Angel Oak Dynamic Financial Strategies Income Term Trust (each, a “Trust” and together, the “Trusts”) have been successful in large part by managing their business with honesty and integrity. The principal officers of the Trusts have an important and elevated role in corporate governance and in promoting investor confidence. To further the ends of ethical and honest conduct among officers, the Audit, Financial and Administrative Oversight Committee (the “Oversight Committee”) of the Boards of Trustees of the Trusts have adopted this Sarbanes-Oxley Code of Ethics. This Sarbanes-Oxley Code of Ethics is designed to comply with Section 406 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the rules promulgated by the Securities and Exchange Commission (the “SEC”) thereunder.

This Sarbanes-Oxley Code of Ethics applies to the principal executive officer, principal financial officer, controller and other senior financial officers of the Trusts, as may be identified from time to time by the Oversight Committee (collectively, the “Covered Persons”).

The Oversight Committee shall be responsible for the overall administration of this Sarbanes-Oxley Code of Ethics, but has delegated to the Trusts’ Chief Compliance Officer (the “Chief Compliance Officer”) the responsibility to oversee the day-to-day operation of this Sarbanes-Oxley Code of Ethics.

This Sarbanes-Oxley Code of Ethics is in addition to, not in replacement of, the Trust’s Code of Ethics for access persons (the “Trust Code of Ethics”), adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Covered Persons may also be subject to the Trust Code of Ethics.

II. Code of Ethics Requirements

This Sarbanes-Oxley Code of Ethics requires each Covered Person to:

1.	Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	Provide full, fair, accurate, timely and understandable disclosure in reports submitted to or filed with the SEC and in all other public communications made by the Trusts;

3.	Comply with laws, rules and regulations of the federal government, state governments and other regulatory agencies as they apply to the Trusts;

4.	Disclose promptly to the Chief Compliance Officer any violations of this Sarbanes-Oxley Code of Ethics of which the Covered Person may become aware; and

5.	Not retaliate against any other Covered Person or any employee of the Trusts or their affiliated persons for reports of potential violations that are made in good faith.

III. Conflicts of Interest

A conflict of interest occurs when a Covered Person’s private interest interferes in any way—or even appears to interfere—with the interests of a Trust as a whole or with the Covered Person’s service to the Trusts. For example, a conflict of interest would arise if a Covered Person, or a member of his or her family, receives improper personal benefits as a result of his or her position with a Trust.

Certain conflicts of interest arise out of the relationships between Covered Persons and a Trust and already are subject to conflict of interest provisions in the Investment Company Act and the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”). For example, Covered Persons may not individually engage in certain transactions with a Trust (such as the purchase or sale of securities or other property, except the Trust’s own mutual fund shares) because of their status as “affiliated persons” of the Trust. The Trusts’ and the investment adviser’s compliance programs and procedures are reasonably designed to prevent, or identify and correct, violations of these provisions. This Sarbanes-Oxley Code of Ethics does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Sarbanes-Oxley Code of Ethics.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between a Trust and its investment adviser and/or administrator of which the Covered Persons are also officers or employees. As a result, this Sarbanes-Oxley Code recognizes that the Covered Persons will, in the normal course of their duties (whether formally for a Trust or for the adviser and/or administrator, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and/or administrator and the Trust. The participation of the Covered Persons in such activities is inherent in the contractual relationship between a Trust and its investment adviser and/or administrator and is consistent with the performance by the Covered Persons of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.

Other conflicts of interest are covered by this Sarbanes-Oxley Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under this Sarbanes-Oxley Code but Covered Persons should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Person should not be placed improperly before the interest of a Trust.

Each Covered Person must:

•

not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Trust whereby the Covered Person would benefit personally to the detriment of the Trust; and

•	not cause a Trust to take action, or fail to take action, for the individual personal benefit of the Covered Person rather than for the benefit of the Trust.

There are some conflict of interest situations that should be discussed with the Chief Compliance Officer if material. Examples of these include:

•

any ownership interest in, or any consulting or employment relationship with, any of the Trusts’ service providers, other than as an employee of the Trusts’ investment adviser, principal underwriter, administrator or any affiliated person thereof; and

•

a direct or indirect financial interest in commissions, transaction charges, or spreads paid by the Trusts for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Person’s employment, such as compensation or equity ownership.

IV. Accurate, Complete, Timely and Understandable Information

The Covered Persons are responsible for ensuring that the Trusts’ shareholders and the public receive financial and other information that is accurate, complete, timely and understandable. Covered Persons are obligated to comply with all laws and regulations governing the public disclosure of Trust information. All public statements, whether oral or written, must be understandable and accurate, with no material omissions.

The books and records of the Trusts must be kept accurate and current to ensure that the public receives information that is full, fair, accurate, complete, and timely. The Covered Persons must ensure that transactions are completely and accurately recorded on the Trusts’ books and records in accordance with generally accepted accounting principles. Economic evaluations must fairly represent all information relevant to the evaluation being made. No secret or unrecorded cash funds or other assets may be established or maintained for any purpose.

Each Covered Person shall also comply with the Trusts’ disclosure controls and procedures and the Trusts’ internal controls and procedures for financial reporting.

V. Waivers

The Oversight Committee may grant a waiver from one or more provisions of this Sarbanes-Oxley Code of Ethics upon the request of a Covered Person and after a review of the relevant facts and circumstances. The decision by the Oversight Committee whether to grant a waiver from this Sarbanes-Oxley Code of Ethics shall be final.

“Waiver” shall mean the approval of a material departure from a provision of this Sarbanes-Oxley Code of

Ethics. If an executive officer becomes aware of a material departure from a provision of this Sarbanes-Oxley Code of Ethics by any Covered Person, he or she shall immediately report such violation to the Chief Compliance Officer or the Oversight Committee, as appropriate. The Chief Compliance Officer shall promptly report the violation to the Oversight Committee. If the Oversight Committee fails to take action with respect to the violation within ten business days, the Trusts shall be deemed to have made an “implicit waiver” from this Sarbanes-Oxley Code of Ethics.

VI. Amendments

This Sarbanes-Oxley Code of Ethics may be amended by the Oversight Committee as it deems appropriate. If a provision of this Sarbanes-Oxley Code of Ethics that applies to any Covered Person and that relates to one or more provisions of Section II of this Sarbanes-Oxley Code is amended, the Oversight Committee shall direct the applicable fund to include a description of the amendment in the Trust’s next annual or semi-annual report on Form N-CSR relating to the applicable fund.

Technical, administrative or other non-substantive amendments to the Sarbanes-Oxley Code of Ethics need not be disclosed.

VII. Violations

If the Oversight Committee becomes aware of an actual or potential violation of this Sarbanes-Oxley Code of Ethics, it shall direct an investigation into the facts and circumstances surrounding the violation. If a violation is found, the Oversight Committee may impose on the Covered Person found to be in violation of this Sarbanes-Oxley Code of Ethics any of a wide range of consequences as it deems appropriate, including warnings or letters of reprimand for less significant, first-time offenses, or fines, reduced professional duties, suspension without pay, and, in the most serious cases, termination.

VIII. Disclosure

The Oversight Committee shall direct the applicable Trust to make this Sarbanes-Oxley Code of Ethics publicly available by filing the Sarbanes-Oxley Code as an exhibit to the Trust’s annual report on Form N-CSR relating to each fund.

IX. Acknowledgement

Each Covered Person shall, substantially in the form attached hereto as Appendix A, acknowledge receipt of and compliance with the Sarbanes-Oxley Code of Ethics upon adoption of this Sarbanes-Oxley Code of Ethics or when initially hired, whichever occurs later. Each Covered Person shall annually, substantially in the form attached hereto as Appendix B, acknowledge receipt of and compliance with this Sarbanes-Oxley Code of Ethics.

X. Confidentiality

All reports and records prepared or maintained pursuant to this Sarbanes-Oxley Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Sarbanes-Oxley Code or in the course of investigating any alleged violation of this Sarbanes-Oxley Code, such matters shall not be disclosed to anyone other than the Board, counsel for independent trustees, each Trust, counsel for each Trust, the investment adviser, and its counsel.

XI. Internal Use

The Sarbanes-Oxley Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of any Trust, as to any fact, circumstance, or legal conclusion.

Adopted: October 16, 2014; Reviewed/Amended: October 9, 2015 (no changes), June 10, 2016 (no changes), June 9, 2017 (no changes), September 28, 2017, March 28, 2018, June 21, 2018, June 25, 2019 (no changes), November 15, 2019, September 17, 2020.

APPENDIX A

ANGEL OAK FUNDS TRUST

ANGEL OAK STRATEGIC CREDIT FUND

ANGEL OAK FINANCIAL STRATEGIES INCOME TERM TRUST

ANGEL OAK DYNAMIC FINANCIAL STRATEGIES INCOME TERM TRUST

ACKNOWLEDGMENT OF RECEIPT OF

THE CODE OF ETHICS

I acknowledge that I have received, read and understand the Code of Ethics dated                      and represent:

1.	In accordance with the Code of Ethics, I will report all violations of the Code of Ethics to the Chief Compliance Officer;

2.	I do not currently know of any violations of the Code of Ethics; and

3.	I will comply with the Code of Ethics in all other respects.

Signature

Print Name

Title

Dated:

APPENDIX B

ANGEL OAK FUNDS TRUST

ANGEL OAK STRATEGIC CREDIT FUND

ANGEL OAK FINANCIAL STRATEGIES INCOME TERM TRUST

ANGEL OAK DYNAMIC FINANCIAL STRATEGIES INCOME TERM TRUST

ANNUAL CERTIFICATION OF COMPLIANCE WITH

THE CODE OF ETHICS

I certify that during the past year:

1.	I have reported all violations of the Code of Ethics of which I was aware;

2.	I have complied with the Code of Ethics in all other respects; and

3.	I have read and understand the Code of Ethics and recognize that I am subject thereto.

Signature

Print Name

Title

Dated: